Exhibit 10.3

Annex to Kraft Foods Deutschland
Pension Scheme “Supplementary Benefits 2005”/ Deferral
(Non-Qualified Deferred Compensation Plan) for Plan Participants Who Work For the Company in the United States

This Annex (“Annex”) to the Kraft Foods Deutschland Pension Scheme “Supplementary Benefits 2005”/ Deferral (“Plan”) offers Plan participants who work in the United States the opportunity to defer income taxes on:

•	The portion of the annual incentive bonus which is deferred;

•	The Company match contribution; and

•	Earnings allocated to a participant’s Plan account.
This enrollment communication contains the information you need in order to defer your annual incentive bonus for 2013 to be awarded, if at all, in 2014. If you wish to defer all or a portion of your bonus for this period, you will need to make your enrollment elections no later than June 30, 2013.
Eligibility
The Plan is closed to new entrants. If you are eligible to participate in the Plan, while you work for a subsidiary of Mondelēz International, Inc. in the United States but remain on German payroll, you are eligible to participate in this Annex. By electing to defer bonus under this Annex, you consent to limiting your participation in the Plan to the terms and conditions of the Plan as provided in this Annex.
Note: If you remain a participant in the Plan (rather than the Plan’s Annex) while you work in the U.S., the Company will consider your deferral, Company match and earnings as being currently taxable under U.S. law and effective as of July 1, 2013 there will be no equalization for the additional taxes imposed under the Company’s tax equalization policy.
Rules Regarding Deferrals
The deferral election you make under this Annex applies only to the annual performance based incentive bonus (“Bonus”) you earn (if any) as an employee of Mondelēz Germany during 2013. When you decide how much to defer, keep in mind that any election will be irrevocable as of June 30, 2013 and may not later be changed. You may defer up to 100% of any Bonus you earn for 2013 to be awarded in 2014. Note: if you elect to defer 100% of your Bonus, the actual amount deferred will be reduced by the amount necessary to withhold the employment taxes required to be withheld on the award date as well as any income tax withholding associated with that amount.
How Plan Deferrals Work
If you elect to defer all or a portion of your Bonus under the Plan, Mondelēz Germany will not pay you the portion deferred at the time the Bonus is awarded. Instead, on the date that such deferred compensation would otherwise be payable, the Company will credit the amount deferred to an unfunded account set up for you under the Plan’s Annex. This account will then be credited with a notional Company match and notional interest earnings in accordance with the terms of the Plan. Your account will represent the amount that the Company is contractually obligated to pay when due under the Plan’s Annex.

You will have an unfunded account for your deferred Bonus, notional Company match and earnings credited under this Annex separate from the unfunded account for your deferred Bonus, notional Company match and earnings credited under the non-Annex portion of the Plan. Your account maintained under this Annex will be distributed in accordance with the terms of this Annex (as may be amended from time to time). Your account maintained under the non-Annex portion of the Plan will be subject to the terms and conditions of the Plan that apply generally to non-Annex participants.
Vesting

You will be vested in your Annex account in accordance with the terms and conditions of vesting under the Plan generally.
Distribution
You are not able to make an election with respect to your Annex account. Your entire Annex account (net of applicable tax withholding) will be distributed in a lump sum no later than 90 days following the date you attain age 65..
On your death
If you die before your Annex account has been distributed, your Annex account will be paid to your beneficiary as determined under the Plan in a lump sum as soon as administratively practicable following your death.
Annex Benefits Unfunded
The Annex is a nonqualified, unfunded deferred compensation plan under U.S. law. As a participant, your Annex account is subject to the claims of the Company’s creditors in the event of insolvency or bankruptcy—regardless of whether the Company funds a trust or other vehicle to provide benefits.

Note: If a plan subject to IRC 409A is not compliant in design or operation with the law, significant penalties may be assessed. If a penalty were assessed, the penalties may apply to your Annex account and may include an immediate income tax assessment, plus a U.S. Federal penalty tax of 20 percent and interest. Section 409A noncompliance penalties may be imposed on you even if you had no part in the noncompliance or if the noncompliance was attributable to the Company. The Company will not indemnify participants for penalties.

Your Annex account is not assignable and cannot be claimed by your creditors nor divided under a domestic relations order.

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Deferral Election for 2013 Bonus

Indicate your deferral election below under the Annex for your 2013 Bonus.
(Please check only one below; enter your deferral election percentage only if you elect to participate).

_____	Yes. I’d like to defer (enter whole percentage below) of my eligible Bonus for 2013 to be awarded in 2014:

_____% (You can elect to defer from 1% to 100% of your eligible Bonus
_____    No. I do not wish to defer any Bonus for 2013 under this Annex.
I understand that if I do not complete and return my election form by the applicable deadline described above, I will be deemed to have elected not to defer any Bonus under the Annex for 2013. I further understand that once I have filed my election that it will be irrevocable and that I may not change any aspect of my election after I sign and return this election form.
I also acknowledge that I have read and agree to the terms of the Annex as described in this document.
Name:
Signature:
Date: